EXHIBIT 23.2
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The Board of Directors
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
United States of America




INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) of our report dated 5 March 1999 with respect to the combined financial statements of Jones Lang Wootton - Irish Practice as of 31 December 1998, 1997 and 1996 and for each of the years in the four year period ended 31 December 1998, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) dated 11 March 1999.




/s/ DELOITTE & TOUCHE

Dublin Ireland
24 March 1999